UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

______________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 15, 2009

CAST Step-Up Trust for Morgan Stanley Notes

(Exact name of registrant as specified in its charter)

Structured Products Corp.

(Exact name of registrant as specified in its charter)

Delaware	001-31757	13-3692801
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification Number)

388 Greenwich Street New York, New York	10013	(212) 816-7496
(Address of principal executive offices)	(Zip Code)	(Registrant's telephone number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR 240.13e-4(c))

Section 8 - Other Events

Item 8.01 Other Events.

Structured Products Corp., the registrant hereunder, acts as depositor of the CAST Step-Up Trust for Morgan Stanley Notes, CAST Supplement 2003-6 (the "Trust"), which holds $15,000,000 principal amount of 5.3% Notes (the "Term Assets") due March 1, 2013 CUSIP No. 617446HR3 issued by Morgan Stanley. Pursuant to the trust agreement governing the Trust, the Trust has issued $15,000,000 principal amount of Monthly-Pay Step-Up Class A Certificates (the "Class A Certificates") and $15,000,000 Notional Amount of Class B Certificates (the "Class B Certificates"). Pursuant to the trust agreement governing the Trust and the Warrant Agent Agreement, the Trust has issued 15,000 Call Warrants (the "Call Warrants"). U.S. Bank National Association, in its capacity as Warrant Agent, has received a notice from the holder of the Call Warrants of its intent to exercise 15,000 Call Warrants to purchase the Term Assets in full on September 16, 2009. The exercise of the Call Warrants is conditional upon receipt by the Trustee of the Warrant Exercise Purchase Price with respect to such exercise on the Exercise Date. As a result, if the Trustee receives the Warrant Exercise Purchase Price, the Class A Certificates will be redeemed in full on September 16, 2009 (the "Redemption Date") at a price of $1,000 per Class A Certificate plus $2.187500 accrued interest to the Redemption Date per Class A Certificate, and the Class B Certificates will be redeemed in full on the Redemption Date after payment of the Warrant Class B Purchase Price of $1.562893 per Class B Certificate plus $0.020833 accrued interest to the Redemption Date per Class B Certificate. Any capitalized terms used herein and not otherwise defined herein have the definition given to them in the documents pursuant to which the Trust is governed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

By:	/s/ Stanley Louie
Name: Title:	Stanley Louie Vice President, Finance Officer

September 15, 2009

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